UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
(X) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   HALE, ROBERT W.
   HARNISCHFEGER INDUSTRIES, INC.
   3600 SOUTH LAKE DRIVE
   ST. FRANCIS, WI  53235
   MILWAUKEE
2. Issuer Name and Ticker or Trading Symbol
   HARNISCHFEGER INDUSTRIES, INC.
   HPH
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   10/31/97
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   SENIOR VICE PRESIDENT
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
COMMON STOCK                 | --   |--  |--                |-- |--         |784                |I     |(1)                        |
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COMMON STOCK                 |10/7/9|A   |48                |A  |$32.063    |15,455             |I     |(2)                        |
                             |7     |    |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Options (|$17.25  |10/5/|--  |-- --      |A,D| 4/5/|10/5/|Common Stock|1,000  |$17.25 |1,000       |D  |--          |
Rights to Buy)(3)       |        |92   |    |           |   |93-96|02   |            |       |       |            |   |            |
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Employee Stock Options (|$19.63  |10/4/|--  |-- --      |A,D|4/4/9|10/4/|Common Stock|3,000  |$19.63 |3,000       |D  |--          |
Rights to Buy)(3)       |        |93   |    |           |   |4-97 |03   |            |       |       |            |   |            |
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Employee Stock Options (|$25.00  |11/17|--  |-- --      |A,D|5/17/|11/17|Common Stock|5,000  |$25.00 |5,000       |D  |--          |
Rights to Buy)(3)       |        |/94  |    |           |   |95-98|/04  |            |       |       |            |   |            |
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Employee Stock Options (|$31.25  |10/9/|--  |-- --      |A,D|4/9/9|10/9/|Common Stock|5,000  |$31.25 |5,000       |D  |--          |
Rights to Buy)(3)       |        |95   |    |           |   |6-99 |05   |            |       |       |            |   |            |
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Employee Stock Options (|$37.88  |10/13|--  |-- --      |A,D|4/13/|10/13|Common Stock|7,000  |$37.88 |7,000       |D  |--          |
Rights to Buy)(3)       |        |/96  |    |           |   |97-00|/06  |            |       |       |            |   |            |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Held in trust pursuant to the Harnischfeger Industries, Inc. ("HII") Employees' Savings Plan. (2) Held in rabbi trust pursuant to the HII Executive Incentive Plan. (3) Options granted under the HII 1988 Incentive Stock Plan or the
HII 1996 Stock Incentive Plan. Options granted under the plan become exercisable in 25% increments at four 12 month intervals commencing 6 months from the date of grant and expire 10 years after the date of grant.
SIGNATURE OF REPORTING PERSON
                 /s/  Robert W. Hale
DATE
             12/3/97